UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

VERITY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

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The following materials were first used by Verity, Inc. on November 3, 2005 (Pacific Time) in discussing the proposed transaction referred to in the material below with its employees, customers, investors and partners and Verity may use these materials in the future for similar purposes:

Dear Verity Partner,

We have exciting news to share with you. Autonomy has entered into a definitive agreement to acquire Verity, a combination that greatly enhances our ability to meet your growing requirements. With more than a $200 million annualized revenue run rate, over 16,000 customers and more than 250 OEM applications, we will have the resources to provide you with a broader and more powerful set of software to resell or embed of inside of your applications.

Autonomy and Verity have a shared vision to develop the next generation of information access software. This will allow you to further automate the organization, management and processing of unstructured information such as text, forms, emails, voice and video, from disparate internal and external repositories.

Your existing investments in Verity products are protected and can be extended since the Verity business search products will continue to evolve as an integrated component of Autonomy’s Intelligent Data Operating Layer (IDOL) Architecture. This integration means that there will be product compatibility and the availability of advanced capabilities such as voice and video.

In case you are not familiar with Autonomy, let me share a bit of information with you. Autonomy is a publicly-listed company headquartered in Cambridge, England with U.S. headquarters in San Francisco, California. Autonomy develops, markets, and sells enterprise-wide infrastructure technology that automatically organizes and analyzes unstructured and structured data in real-time.

We expect to close this transaction in late 2005 or early 2006. Prior to closing, the businesses are required to operate as separate entities. Integration planning will take place as allowed under applicable laws and information will be communicated to you as it becomes available. Your primary points of contact in sales and customer support will remain the same.

After the close of the transaction, a product roadmap covering business search, business process management and content capture will be presented to the market. In addition, Anthony Bettencourt, CEO of Verity, will assume the position of CEO, Autonomy, Inc., the U.S. subsidiary of Autonomy.

For now, it’s business as usual. But if you have any questions, please contact your Verity OEM sales manager or Channel development manager or call us at (888) 254-8920 or email us at info@verity.com. We will continue to provide you with world-class software, support and professional services to help you meet your revenue objectives.

Thank you in advance for your continued support of Verity during this period of transition and expansion.

Sincerely,

Anthony Bettencourt

CEO, Verity

Additional Information About the Proposed Transaction and Where You Can Find It

In connection with the proposed transaction, Verity intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, STOCKHOLDERS OF VERITY ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, and any other documents filed by Verity with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of Verity may obtain free copies of the documents filed with the SEC by contacting of Verity Investor Relations at 408-542-4472 or Verity, Inc., 894 Ross Dr., Sunnyvale, CA 94089. You may also read and copy any reports, statements and other information filed by Verity with the SEC at the SEC public reference room at 450 Fifth Street, N.W. Room 1200, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Verity and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Verity stockholders in favor of the proposed transaction. Certain executive officers and directors of Verity have interests in the transaction that may differ from the interests of stockholders generally, including acceleration of vesting of stock options, benefits conferred under retention, severance and change in control arrangements, and continuation of director and officer insurance and indemnification. These interests will be described in the proxy statement when it becomes available.